Exhibit 1.2

AMENDED AND RESTATED
VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made and entered into as of March [__], 2025, by and among Feel The World, Inc., a Delaware corporation (the “Company”), each holder of shares of the Company’s Series A Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock” or “Preferred Stock”), and Senior Preferred Stock, $0.0001 par value per share (“Senior Preferred Stock”), listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Sections 9.1(a) or 9.2 below, the “Investors”), and those certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 9.1(b) or 9.2 below, the “Key Holders,” and together collectively with the Investors, the “Stockholders”).

RECITALS

A.Concurrently with the execution of this Agreement, the Company and the Investors are entering into a Senior Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of Senior Preferred Stock. Certain of the Stockholders (the “Existing Stockholders”) are party to that certain Voting Agreement, dated as of December 2, 2020, by and among the Company and the parties thereto (the “Prior Agreement”). The Company, the undersigned Existing Stockholders and the undersigned Key Holders desire to amend and restate the Prior Agreement as set forth herein.

B.The Third Amended and Restated Certificate of Incorporation of the Company (as the same may be amended and/or restated from time to time, the “Restated Certificate”) provides that (a) the holders of record of the shares of the Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company (the Preferred Directors”); (b) the holders of record of the shares of Class A Voting Common Stock, $0.0001 par value per share, of the Company (“Class A Voting Common Stock”), exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company (the “Common Directors”); and (c) the holders of record of the shares of Class A Voting Common Stock and the Preferred Stock, voting together as a single class on an as converted basis, shall be entitled to elect the balance of the total number of directors of the Company, if any.

C.The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the capital stock of the Company held by them will be voted on, or tendered, in connection with, an acquisition of the Company and voted on in connection with an increase in the number of shares of Class A Voting Common Stock required to provide for the conversion of the Preferred Stock.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding the Board.

1.1 Shares. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Class A Voting Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, subject to Section 7, the following persons shall be elected to the Board:

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(a) As the Preferred Directors, three (3) persons designated from time to time by the holders of a majority of the then outstanding shares of Series A Preferred Stock (the “Requisite Series A Holders”), for so long as such Stockholders and their Affiliates (as defined below) continue to own beneficially at least 363,700 shares of Series A Preferred Stock (including shares of Class A Voting Common Stock issued or issuable upon conversion of the Preferred Stock), which individuals initially shall be JoAnne Kruse, Perry Leon and Marc Schneider. Notwithstanding the foregoing, to the extent JoAnne Kruse, Perry Leon and/or Marc Schneider should cease to be active members of the Board, then the Requisite Series A Holders shall have the right to appoint interim Board members which shall be either Sam Katz or Jarrad Berman (or any other employee of TZP Group Investments, L.P. and/or TZP Group Holdings, L.P. and/or their respective Affiliates (collectively, “TZP”) to the extent these individuals are not actively employed by TZP at such date). Following any such interim appointment, the Requisite Series A Holders will have up to 30 days to propose candidate(s) for its permanent Board appointee(s), and Lena Phoenix and Steven Sashen (together, the “Approving Stockholders”) will have up to 14 days for the opportunity to meet and approve such member(s), such approval not to be unreasonably withheld, conditioned or delayed. To the extent the permanent Board candidates are not “accepted” by the Approving Stockholders, then the Requisite Series A Holders shall have the right to deem its interim appointees as permanent.

(b) As the Common Directors, two persons designated from time to time by the holders of a majority of the shares of Class A Voting Common Stock held by the Key Holders (the “ Key Holder Majority”) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), which individuals initially shall be Lena Phoenix and Steven Sashen.

To the extent that any of clauses (a) or (b) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the Stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment advisor with, such Person.

1.3 Failure to Nominate a Board Member. In the absence of any nomination from the Persons or groups with the right to designate a director as specified above, the director previously nominated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled as provided above.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of at least a majority of the shares of stock, entitled under Section 1.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Section 1.2 to remove such director, such director shall be removed.

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All Stockholders agree to execute any written consents required to perform the obligations of this Section 1, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Vote to Increase Authorized Class A Voting Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Class A Voting Common Stock from time to time to ensure that there will be sufficient shares of Class A Voting Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3. Drag-Along Right.

3.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2 Actions to be Taken. In the event that (i) the holders of a majority of the shares of Series A Preferred Stock or Class A Voting Common Stock issued upon conversion of the shares of Preferred Stock (the “Selling Investors”); (ii) the Board; and (iii) only if the Sale of the Company is a Common Approved Company Sale (as defined below), the holders of a majority of the then outstanding shares of Class A Voting Common Stock (other than those issued or issuable upon conversion of the shares of Preferred Stock) held by the Key Holders, voting as a separate class (collectively, (i)-(iii), as applicable) are the “Electing Holders”) approve a Sale of the Company (which approval of the Electing Holders must be in writing), specifying that this Section 3 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Section 3.3 below, each Stockholder and the Company hereby agree:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Restated Certificate required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 3.3 below, on the same terms and conditions as the other stockholders of the Company;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

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(e) to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company, or (ii); asserting any claim or commencing any suit (x) challenging the Sale of the Company or this Agreement, or (y) alleging a breach of any fiduciary duty of the Selling Investors or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, or the consummation of the transactions contemplated thereby;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

3.3 Conditions. Notwithstanding anything to the contrary set forth herein, a Stockholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Stockholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Stockholder;

(b) such Stockholder is not required to agree (unless such Stockholder is a Company officer or employee) to any restrictive covenant in connection with the Proposed Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale) or any release of claims other than a release in customary form of claims arising solely in such Stockholder’s capacity as a stockholder of the Company;

(c) such Stockholder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Stockholder may be required to agree to terminate the investment-related documents between or among such Stockholder, the Company and/or other stockholders of the Company;

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(d) the Stockholder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than to the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(e) liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(f) upon the consummation of the Proposed Sale (i) each holder of each class or series of the capital stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Class A Voting Common Stock will receive the same amount of consideration per share of Class A Voting Common Stock as is received by other holders in respect of their shares of Class A Voting Common Stock, and (iv) unless waived pursuant to the terms of the Restated Certificate and as may be required by law, the aggregate consideration receivable by all holders of the Preferred Stock and Class A Voting Common Stock shall be allocated among the holders of Preferred Stock and Class A Voting Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Class A Voting Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Restated Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing provisions of this Section 3.3(e), if the consideration to be paid in exchange for the Shares held by the Key Holder or Investor, as applicable, pursuant to this Section 3.3(e) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Shares held by the Key Holder or Investor, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by the Key Holder or Investor, as applicable; and

(g) subject to clause (f) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 3.3(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

3.4 Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless (a) all holders of Preferred Stock are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Restated Certificate in effect immediately prior to the Stock Sale (as if such transaction(s) were a Deemed Liquidation Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Deemed Liquidation Event pursuant to the terms of the Restated Certificate, elect to allocate the consideration differently by written notice given to the Company at least seven (7) days prior to the effective date of any such transaction or series of related transactions.

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4. Sale Rights.

4.1 Initiation of Sale Process. At any time on or after December 2, 2024, in the event of a written notice to the Company from the Selling Investors, the Company shall initiate a process (the “Sale Process”), in accordance with this Section 4.1, intended to result in a Sale of the Company. Such written notice shall include a designation of one (1) individual (the “Investor Representative”) to act on behalf of the Selling Investors and to exercise the authority granted to the Investor Representative pursuant to Section 4.4 below. Each of the Stockholders and the Company agree to use his, her or its commercially reasonable efforts, in consultation with the Financial Advisor (as defined below) and Deal Counsel (as defined below), to facilitate a Sale of the Company. In furtherance of the foregoing, upon receipt of the notice described above the Company shall, and shall cause its officers, employees, consultants, counsel and advisors to take the actions set forth in Section 4.2 below.

4.2 Specific Obligations.

(a) Advisors. If requested in writing by the Selling Investors, the Company shall engage a nationally recognized investment bank (the “Financial Advisor”) and a law firm (the “Deal Counsel”) reasonably satisfactory to the Investor Representative (which may be the Company’s existing investment bank and law firm) to assist with the Sale Process. The Financial Advisor and Deal Counsel, as well as any other advisors engaged pursuant to this Section 4.2(a), shall represent the Company, and only the Company, in the sale process, and the costs, fees and expenses of such advisors shall be paid by the Company pursuant to the terms of engagement letters that are approved by the Investor Representative (such approval not to be unreasonably withheld, conditioned or delayed). None of the Financial Advisor, Deal Counsel or any other advisor selected in accordance with this Section 4.2(a) shall be terminated by the Company without the written consent of the Investor Representative.

(b) Cooperation With Sale Process. Without limiting the generality of the provisions of Section 4.1, at the request of the Investor Representative, the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to seek to cause its employees, officers, consultants, counsel and advisors to:

(i) assist the Financial Advisor in creating a list of potential acquirers;

(ii) set up and maintain a virtual or actual data room (as elected by the Investor Representative) containing due diligence materials customarily provided in connection with transactions of the nature of a Sale of the Company, along with any other due diligence materials requested by the Investor Representative or reasonably requested by any potential acquirer;

(iii) execute customary non-disclosure agreements with potential acquirers;

(iv) provide incentive compensation to members of the Company’s management (only upon Board approval), and in an amount and form, all as determined by the Investor Representative to be necessary or helpful to the successful consummation of the Sale of the Company;

(v) or assist the Financial Advisor with any reasonable request regarding the preparation of, any marketing, financial or other materials deemed by the Investor Representative or the Financial Advisor to be necessary or helpful in connection with a Sale of the Company;

(vi) attend and participate in any meetings, conference calls, or presentations regarding the Company and its business with potential acquirers;

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(vii) execute a letter of intent or term sheet on terms reasonably acceptable to the Investor Representative with one (1) or more potential acquirers;

(viii) subject to Section 4.3, execute and perform the Company’s obligations contained in such definitive agreements relating to a Sale of the Company as are negotiated by the Investor Representative and the potential acquirer; and

(ix) communicate regularly and promptly with each of the Financial Advisor and Deal Counsel regarding the Sale Process.

4.3 Approval of the Terms and Conditions of a Proposed Sale of the Company; Failure to Approve a Sale of the Company.

(a) The Company shall cause its management, together with the Financial Advisor and Deal Counsel, to deliver regular updates to its Board regarding material developments in the Sale Process and summarizing the status of the negotiation of the terms and conditions of the Sale of the Company. The Company shall, upon request of the Investor Representative, either call a meeting of its Board or seek the written consent of the Board approving the Sale of the Company and the entering into of the definitive agreements relating thereto.

(b) In the event that the Board approval described in (a) above has not been obtained within the time period requested by the Investor Representative (such time period not to be less than ten (10) business days), the Selling Investors shall have the right by written notice (the “Redemption Notice”) to require the Company to redeem all of the then outstanding shares of capital stock held by the Selling Investors at a price equal to the amount of proceeds that would have been paid in respect of their shares of capital stock were the Sale of the Company consummated or, in the case of a Sale of the Company that is structured as a sale of all or substantially all of the Company’s assets, the amount of proceeds that would have been paid in respect of their investment in the Company had all proceeds from the proposed Sale of the Company been distributed in a Deemed Liquidation Event (a “Preferred Redemption”). The Company and each Investor shall be obligated to effect the Preferred Redemption within thirty (30) days of the delivery of the Redemption Notice.

4.4 Appointment and Authority of Investor Representative.

(a) The Stockholders have agreed that it is desirable to designate a representative to act on behalf of the Stockholders for the purposes described in this Section 4.4. The Investor Representative shall be selected by the Selling Investors and shall serve as the agent and representative of each Stockholder with respect to the matters set forth in this Agreement.

(b) The Investor Representative shall have full power and authority to take all actions under this Agreement that are to be taken by the Investor Representative. The Investor Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Investor Representative, interpreting all of the terms and provisions of this Agreement, consenting to any actions on behalf of the Stockholders in connection with a Sale of the Company (except with respect to any approvals of the final terms and conditions of such Sale of the Company by the Investors in their capacities as such), conducting negotiations with any potential acquirer and its agents regarding such Sale of the Company, dealing with the Company under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives to represent the Selling Investors in connection with the foregoing matters. Without limiting the generality of the foregoing, the Investor Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and amendment(s) hereof or thereof in its capacity as Investor Representative.

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(c) The Investor Representative shall be indemnified for and shall be held harmless by the Investors against any losses incurred by the Investor Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Investor Representative’s conduct as Investor Representative, other than damages or losses resulting from the Investor Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The Investor Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Investor Representative in accordance with such advice, the Investor Representative shall not be liable to the Stockholders. In no event shall the Investor Representative be liable hereunder or in connection herewith to the Stockholders for any indirect, punitive, special or consequential damages.

(d) Any action taken by the Investor Representative pursuant to the authority granted in this Section 4.4 shall be effective and absolutely binding as the action of the Stockholders under this Agreement.

(e) The Company shall be entitled to rely on the actions and determinations of the Investor Representative, and shall have no liability whatsoever with respect to any action or omission of them taken in reliance on the actions or omissions of the Investor Representative.

5. Common Stock Protective Provisions.

5.1 Common Stock Approval Matters. At any time when any shares of Class A Voting Common Stock are held by any Key Holder, the Company shall not take any of the following actions without the written approval of the Key Holders holding of a majority of the shares of Class A Voting Common Stock held by all Key Holders:

(a) consummate a Sale of the Company (i) prior to the twenty-four (24) month anniversary of the date of this Agreement, (ii) where the Company is, as reasonably determined by the Key Holders in good faith, generating revenue from operations sufficient to fund its expenses in the ordinary course of business, and (iii) that results in amounts paid or payable to the holders of shares of the Company’s Common Stock of less than or equal to fifteen million dollars ($15,000,000) (any such Sale of the Company where clauses (i), (ii) and (iii) are true, a “Common Approved Company Sale”);

(b) amend Section 1.2(a) or 1.2(b) of this Agreement or otherwise make any change to the manner in which directors of the Company are appointed or elected;

(c) make any material change to the Company’s Long-Term Incentive Plan, Quarterly Team Bonus Plan, or Employee Shoe Benefit Plan;

(d) (i) issue or sell any shares of any capital stock or other equity securities of the Company a principal purpose of which is to raise capital for the Company, (ii) sell any material assets outside of the Company’s ordinary course of business, or (iii) sell or exclusively license any Company intellectual property outside of the Company’s ordinary course of business, in each case, except to the extent that any such transaction would constitute a Sale of the Company;

(e) invest in or acquire (i) the stock or other equity interest of any entity, other than a subsidiary or other Affiliate of the Company, or (ii) the assets of any entity, other than a subsidiary or other Affiliate of the Company;

(f) enter into or modify any transaction or arrangement with TZP Group Investments, L.P., TZP Group Holdings, L.P. and/or any of their Affiliates that is not expressly contemplated by the Transaction Documents (as defined in the Purchase Agreement); provided, however, that for purposes of this paragraph, “Affiliates” does not include portfolio companies that TZP Group Investments, L.P. and/or TZP Group Holdings, L.P. do not control; or

(g) modify the rights of the Key Holders under this Agreement or enter into any transaction or take any action that would result in the termination of the rights of the Key Holders under this Agreement.

5.2 No Limits on Other Rights. The rights set forth in Section 5.1 are in addition to, and not in lieu of, any other rights that the Key Holders or the holders of Common Stock may have in this Agreement or otherwise.

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5.3 “Make Whole” Provision.

(a) Subject to Section 5.3(b), if (i) a Sale of the Company (that is not a Common Approved Company Sale) is consummated, and (ii) such sale does not return to each Regulation A+ Investor (as defined below) the full amount of such Regulation A+ Investor’s Invested Capital (as defined below), then (x) the Selling Investors, (y) the holders of a majority of the shares of Senior Preferred Stock (collectively with the Selling Investors, the “Preferred Investors”) and the Key Holders shall ensure that the amount paid or payable to each such Regulation A+ Investor in connection with such Sale of the Company is at least equal to such Regulation A+ Investor’s Invested Capital (the aggregate amount of all such amounts for all such Regulation A+ Investors, the “Make Whole Amount”). For the sake of clarity, any proceeds that the Regulation A+ Investors would otherwise receive with respect to their shares of capital stock of the Company in connection with such Sale of the Company shall reduce the Make Whole Amount.

(b) Notwithstanding the foregoing:

(i) the obligation of each Preferred Investor described in the preceding paragraph (a) only applies if such Preferred Investor receives a full return of its own invested capital in such Sale of the Company with respect to all of its Series A Preferred Stock and Senior Preferred Stock, as applicable (excluding any dividends or liquidation preference or other similar return multiplier)(the “Preferred Invested Capital”), with the amount such Preferred Investor receives in such Sale of the Company in excess of the Preferred Invested Capital being the “Excess Proceeds”; and

(ii) if the Key Holders actually receive (or would actually receive but for the provisions of this Section 5.3) Sale Proceeds in such Sale of Company with respect to such Key Holders’ Class A Voting Common Stock, then such Key Holders agree that they shall contribute, on an aggregate basis, based on their relative ownership, 50% of the Make Whole Amount payable under paragraph (a) to the Regulation A+ Investors (the “Key Holder Contribution Amount”), with the balance contributed by the Preferred Investors from Excess Proceeds (the “Preferred Investor Contribution”), until the aggregate Make Whole Amount is satisfied in full; provided, however, in no event shall the Key Holder Contribution Amount exceed 50% of the aggregate amount of Sale Proceeds actually received (or would have actually received but for the provisions of this Section 5.3) in such Sale of Company with respect to such Key Holders’ Class A Voting Common Stock. If and when the aggregate Key Holder Contribution plus the aggregate Preferred Investor Contribution equals the Make Whole Amount, if applicable, then the Key Holders and the Preferred Investors shall be eligible participate in the Sale Proceeds with respect to such holders’ capital stock in the Company in accordance with the Restated Certificate. The parties acknowledge and agree that this Section 5 is a material inducement to the Preferred Investors and Key Holders executing this Agreement.

(c) “Regulation A+ Investor” means a purchaser of the Company’s capital stock in its Regulation A+ Offering that continues to hold any such capital stock as of the consummation of a Sale of the Company.

(d) “Regulation A+ Offering” means the Company’s offering and sale of capital stock in its Regulation A+ offering that terminated on or about February 15, 2018.

(e) “Invested Capital” means the original purchase price of the Company’s capital stock purchased by a Regulation A+ Investor in the Regulation A+ Offering (i.e., the original purchase amount, in dollars, for such stock), which equals $1,024,732 in the aggregate for all Regulation A+ Investors.

(f) “Sale Proceeds” means the aggregate value (whether paid in cash, notes, or other property) paid or payable to or received or receivable by a stockholder of the Company in respect of any capital stock of the Company held by such stockholder in connection with a Sale of the Company.

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6. Remedies.

6.1 Covenants of the Company. The Company agrees to use its commercially reasonable best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s efforts to cause the nomination and election of the directors as provided in this Agreement.

6.2 Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes regarding the size and composition of the Board pursuant to Section 1, votes to increase authorized shares pursuant to Section 2 hereof and votes regarding any Sale of the Company pursuant to Section 3 hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of this Agreement or to take any action reasonably necessary to effect this Agreement. The power of attorney granted hereunder shall authorize the President of the Company and a designee of the Selling Investors to execute and deliver any documentation required by this Agreement on behalf of any party failing to do so within five (5) business days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 6.2 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 8 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 8 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

6.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7. “Bad Actor” Matters.

7.1 Definitions. For purposes of this Agreement:

(a) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(b) “Disqualified Designee” means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

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(c) “Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(d) “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) under the Securities Act.

7.2 Representations.

(a) Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that (i) such Person has exercised reasonable care to determine whether any Disqualification Event is applicable to such Person, any director designee designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to such Person, any Board member designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable Notwithstanding anything to the contrary in this Agreement, each Investor makes no representation regarding any Person that may be deemed to be a beneficial owner of the Company’s voting equity securities held by such Investor solely by virtue of that Person being or becoming a party to (x) this Agreement, as may be subsequently amended, or (y) any other contract or written agreement to which the Company and such Investor are parties regarding (1) the voting power, which includes the power to vote or to direct the voting of, such security; and/or (2) the investment power, which includes the power to dispose, or to direct the disposition of, such security.

(b) The Company hereby represents and warrants to the Investors that no Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

7.3 Covenants. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement covenants and agrees (i) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee, (ii) to exercise reasonable care to determine whether any director designee designated by such person is a Disqualified Designee, (iii) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee, and (iv) to notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, or, to such Person’s knowledge, to such Person’s initial designee named in Section 1, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

8. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Class A Voting Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 9.8 below.

9. Miscellaneous.

9.1 Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement. The Company shall amend Schedule A to include such purchaser as an Investor and Stockholder, but failure to update Schedule A shall not negate such Investor’s rights and obligations pursuant to this Agreement.

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(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Stock described in Section 9.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the then outstanding capital stock of the Company (treating for this purpose all shares of Class A Voting Common Stock and/or Class B Non-Voting Common Stock (as defined in the Restated Certificate) issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

9.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 9.2. Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 9.12. The Company shall amend the applicable Schedules to include such transferee as an Investor, Key Holder, and/or Stockholder, as applicable, but the Company’s failure to update the Schedules to this Agreement shall not negate such Investor, Key Holder, or Stockholder’s rights and obligations pursuant to this Agreement.

9.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.4 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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9.7 Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, upon confirmation of receipt, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or, in any case, to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 9.7. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be given to Dorsey & Whitney LLP [omitted] and if notice is given to Stockholders, a copy (which copy shall not constitute notice) shall also be given to Goodwin Procter LLP, [omitted].

(b) Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor and Key Holder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

9.8 Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated (other than pursuant to Section 8) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company; (ii) the Key Holders holding a majority of the Class A Voting Common Stock held by all Key Holders, voting together as a single class, on an as-converted basis; and (iii) the holders of a majority of the shares of Series A Preferred Stock and Class A Voting Common Stock issued upon conversion of the shares of Preferred Stock held by the Investors (voting together as a single class). Notwithstanding the foregoing:

(a) this Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b) the provisions of Section 1.2(a) and this Section 9.8(b) may not be amended, modified, terminated or waived without the written consent of the Requisite Series A Holders;

(c) the provisions of Section 1.2(b), Section 5.1, Section 5.3, and this Section 9.8(c) may not be amended, modified, terminated or waived without the written consent of the Key Holder Majority;

(d) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination, or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder; or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(e) Schedule A hereto may be amended by the Company from time to time in accordance with the Purchase Agreement to add information regarding additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto; and

(f) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

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The Company shall give prompt written notice of any amendment, modification, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, modification, termination, or waiver effected in accordance with this Section 9.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification, termination or waiver. For purposes of this Section 9.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

9.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.11 Entire Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

9.12 Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“The Shares REPRESENTED hereby are subject to a Voting Agreement, AS MAY BE AMENDED FROM TIME TO TIME (a copy of which may be obtained upon written request from the Company), and by accepting any interest in such Shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that Voting Agreement, including certain restrictions on transfer and ownership set forth therein.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 9.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 9.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

9.13 Stock Splits, Dividends and Recapitalizations. In the event of any issuance of Shares or the voting securities of the Company hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 9.12.

9.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

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9.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

10. Dispute Resolution.

10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause application of the laws of any jurisdiction other than the State of Delaware.

10.2 In the event a dispute arises between the Parties arising out of or in connection with this Agreement (or the Transaction Documents (as defined in the Purchase Agreement)) or the transactions or relationships it contemplates (a “Dispute”), the Parties shall attempt in good faith to negotiate a resolution to any Dispute for a period of at least 30 days after written notice of a Dispute is provided by a Party. The parties will consider in good faith whether to mediate the Dispute. If, after at least 30 days of good faith negotiations and/or mediation, the Parties have been unable to resolve the Dispute, a Party may file a demand for arbitration before the American Arbitration Association (or its successor) pursuant to its Commercial Arbitration Rules, which, except for emergency or interim relief (which may be addressed either through arbitration or in any court of competent jurisdiction), shall be the sole and exclusive forum for the resolution of any Disputes between the Parties. The arbitration will be conducted in Denver, Colorado before a single arbitrator if the amount in controversy is less than $100,000, or before three arbitrators if the amount in controversy exceeds that amount. At least one arbitrator shall have a minimum of 15 years of experience in securities laws and M&A transactions. The parties shall be given reasonable opportunity for discovery relevant to claims and defenses, including a reasonable number of depositions as the Panel may conclude is warranted to permit each Party to have a fair opportunity to address the claims and defenses in the arbitration. The Panel will have the authority to award the costs of arbitration, including reasonable attorneys’ fees, as it deems appropriate. The Panel will endeavor to conduct the hearing in the matter within 180 days of confirmation of the members of the Panel, and shall render an award within 30 days of the conclusion of the hearing. The Federal Arbitration Act will apply to the arbitration and any award, and the parties agree that this agreement to arbitrate, and any arbitral award, may be enforced in the federal or state courts of Delaware, or any other court of competent jurisdiction.

10.3 TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.4 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

10.5 Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

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